Exhibit 10.1

EMPLOYMENT AGREEMENT
(hereinafter the "Agreement")

between	Humabs BioMed SA
Via dei Gaggini 3
6500 Bellinzona Switzerland
(hereinafter the "Employer")

and	Johanna Friedl-Naderer
(hereinafter the "Employee")

(the Employer and the Employee together the "Parties", each a "Party")

1.
Preamble
A.
Whereas, the Employer, with registered seat in Bellinzona and registered under the company number CHE-308.820.942 in the commercial register of the Canton of Ticino, Switzerland, is a direct wholly owned subsidiary of Vir Biotechnology, Inc., A Delaware corporation (US).
B.
Whereas, the Employer and the Employee desire to enter into this Agreement to establish an employment relationship on the terms and subject to the conditions hereinafter set forth.

Now thereof, the Parties hereto hereby agree as follows:

2.
Contractual Provisions
1.
Definitions

In this Agreement the following definitions shall apply:

Art. Article in the Swiss Code of Obligations.

Agreement This employment agreement.

Section A section in this Agreement.

CEO The Group’s chief executive officer.

Change in Control The term Change in Control shall have the meaning ascribed to such term in the Vir Biotechnology Change in Control and Severance Benefits Plan. For the avoidance of doubt, references in such definition to the “Company” are references to Vir Biotechnology.

Change of Job Duties The Change of Job Duties shall mean that the Employee suffers

i.
a substantial change or diminution in the job duties and responsibilities as set forth in this Agreement during the Employment Term, or
ii.
a reduction in the Employee’s then-current Base Salary in excess of 15% (“Salary Reduction”), provided that (a) an across-the–board reduction in the salary level of all other employees or executives of the Employer and/or the Group in positions similar to the Employee’s by the same percentage amount as part of a general salary level reduction shall not constitute a Salary Reduction, and (b) requesting that the Employee perform duties to assist for up to six months after a Change in Control shall not constitute a Change in Job Duties under clause (i) above, notwithstanding that the Employee may not retain her job title and/or perform the same job duties and responsibilities during such six-month period as she had and did immediately prior to such period.

CPC Swiss Civil Procedural Code.

CO Swiss Code of Obligations.

Employer’s Board The board of directors of the Employer.

Financial Year The financial year of the Employer lasts from 1st January until 31st December.

General Meeting The annual general meeting.

Good Cause Good Cause shall have the meaning as stipulated in Section 20.2.

Group Vir Biotechnology, Inc., Delaware corporation and a Nasdaq listed company in the US (the ultimate parent company of the Employer), including any of its subsidiaries.

Group Board The board of directors of the Group.

Retirement Termination of this Agreement (i) by the Employer without Good Cause provided that the Employee has already reached the age of 55, (ii) by the Employee provided that the Employee has already reached the age of 55 (iii) upon a mutual agreement between the Employee and the Employer provided that the Employee has reached the age of 55, or (iv) upon ordinary retirement of the Employee as per the applicable Swiss law.

Vir Biotechnology Vir Biotechnology, Inc., a Delaware corporation and Nasdaq listed company.

2.
Commencement Date

The Employment shall commence on March 2, 2022 (the "Commencement Date") and is concluded for an indefinite period of time (hereinafter the “Employment Term”). The Agreement shall come into effect upon being signed by both Parties.

There is no probation period.

3.
Function and Duties

The Employee is employed as Executive Vice President, Chief Business Officer (CBO).

The Employee’s duties and responsibilities shall encompass the usual and customary duties, responsibilities and authority of a CBO and such other duties and responsibilities as are assigned to the Employee hereunder by the Employer’s Board, the CEO and/or the Group’s Board, from time to time.

Furthermore, the Employee’s duties and responsibilities are additionally governed by the organizational regulations of the Employer and/or the Group.

The Employee reports to the Employer’s Board as well as to the CEO and/or the Group’s Board.

The Employee shall perform her tasks with due care and preserve the best interests of the Employer and the Group. The Employee shall use her entire work effort and working time for the benefit of the Employer and the Group.

During the Employment Term, the Employee shall not engage in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, unless prior written approval by the Employer and/or the Group is obtained; provided, however, that Employee shall be permitted to serve on the Employer’s Board and/or advisory committees of the Employer and/or the Group with the prior approval of the Employer and/or the Group, such approval not to be unreasonably withheld.

Notwithstanding the above and with the consent of the Employer and/or the Group, which shall not be unreasonably withheld, the Employee shall be permitted to assume up to two external board positions which may not be with competing companies of the Employer and/or any other Group company.

Furthermore, it is anticipated that the Employee will need to represent the Employer’s and/or the Group’s interests in various industry bodies in the relevant sector (such as e.g. IFPMA, EFPIA, Swiss-American Chamber and the like).

4.
Working Time / Vacation and Public Holidays
a.
Working Time

The ordinary weekly working time is 42 hours (100% employment).

The Employee acknowledges that being employed as CBO she is expected to perform additional hours (overtime/excess time). As the Employee qualifies as high-level executive in the sense of art. 3 lit. d of the Labor Act (“ArG”) the Employee will not be entitled to any supplementary payments, especially as regards overtime/excess time payments (ArG is not applicable to the present employment relationship). Compensation for such additional hours is included in the Employee’s remuneration.

b.
Vacation

The Employee is entitled to 30 vacation days per calendar year. If the Employee joined or departed during the course of a year, then the entitlement shall apply pro rata temporis.

The vacation days granted last will be taken first. At least two weeks of vacation per calendar year must be taken consecutively.

In addition to vacations, the Employee is entitled to paid days off in accordance with the Employer's rules and regulations for employment (as applicable from time to time).

c.
Public Holidays

Furthermore, the official public holidays of the Canton of Ticino respectively Zug apply.

5.
Place of Work

The Employee's ordinary place of work is Bellinzona respectively Zug, Switzerland and with frequent travel to HQ in San Francisco, California, U.S.A.

6.
Remuneration
a.
Signing Bonus

The Employee shall receive a signing bonus payment (the “Signing Bonus”) in the aggregate amount of USD 1'000'000, of which USD 700’000 gross will be paid in the first payroll date following the commencement of Employee’s employment and USD 300’000 gross will be paid in the first payroll date following the one-year anniversary of the commencement of Employee’s employment, provided that she remains employed by the Employer on such date. The above-mentioned amounts shall be converted into CHF before payout based on the best average of 30 respectively 60 respectively 90 days prior to the Commencement Date. Should the Employer terminate the Employee’s employment for Good Cause or should the Employee resign in the two-year period following the date of commencement of her employment with the Employer, the Employee shall repay to Employer the gross amount of the Signing Bonus within 30 days of her last day of employment, provided, however, that if the Employee resigns for Good Cause or as a result of the occurrence of a Change of Job Duties, then the amount the Employee must repay to Employer shall be equal to USD 1'000'000 converted according to the rate applicable according to the formula above, i.e. the best average of 30 respectively 60 respectively 90 days prior to the Commencement Date, multiplied by a fraction, the numerator of which is the number of days between the Employee’s commencement of employment with Employer and the date of notice by the Employee of resignation and the denominator of which is 730.

b.
Base Salary

The Employee shall receive a fixed base salary (the “Base Salary”) of USD 535'000 gross per year to be converted into CHF and fixed in the converted amount based on the best average of 30 respectively 60 respectively 90 days prior to the Commencement Date. The Base Salary is payable in CHF in twelve monthly equal installments, less all applicable deductions (Section 10). The Base Salary payments shall be made in accordance with the ordinary payment practices of the Employer, however, shall not be paid later than the last day of each month to a bank account designated by the Employee.

c.
Variable Salary

The Employee shall receive a variable salary (the “Variable Salary”) in the form of an annual bonus. The Variable Salary depends on the degree of target achievement, which the Employer’s Board and/or the CEO and/or the Group’s Board agree in advance for each Financial Year.

If the targets are fully achieved (100%), the bonus amount is equal to 45% of the Base Salary (the “Target Amount”). The final Variable Salary depends on the degree of target achievement. The Variable Salary, if any, is due no later than the end of the month following the Employer’s General Meeting in the next Financial Year.

If, during a Financial Year, this Agreement is terminated due to a termination by the Employer for other reasons than Good Cause, including a termination by the Employer within six months following the occurrence of a Change in Control, the Employee shall be entitled to the Variable Salary on a pro rata temporis basis. Likewise, if this Agreement is terminated by the Employee after the occurrence of a Change in Control or a Change of Job Duties (Section 20.3), the Employee shall be entitled to the Variable Salary on a pro rata temporis basis.

The same applies if this Agreement has been terminated by the Employee for Good Cause or upon Retirement of the Employee.

d.
Long-Term Incentive

The Employee is eligible to receive, in the discretion of the Board of Vir Biotechnology, equity awards pursuant to the Vir Biotechnology 2019 Equity Incentive Plan, which awards shall have such terms and conditions as are determined by the Board of Vir Biotechnology. In addition, the Employee is eligible to participate in the Vir Biotechnology 2019 Employee Stock Purchase Plan (hereinafter “ESPP”), subject to the terms and conditions of the ESPP, including the Supplement to the ESPP appliable to Non-U.S. employees.

7.
Benefits

The Employee is eligible to the additional benefits as stipulated in Annex 1 to this Agreement, which constitutes an integral part hereof.

8.
Expenses

The Employer shall reimburse the Employee for expenses incurred in the due fulfillment of the Employee's duties, as evidenced by respective receipts. Reimbursements are paid monthly in arrears.

9.
Severance Pay

Upon the termination of this Agreement by the Employer, except for a termination by the Employer for Good Cause, or upon a termination by the Employee for Good Cause, the Employee shall be entitled (i) to the extent that such termination does not occur within the twelve months following a Change in Control, to a lump sum severance payment equal to the amount of three months of the last earned annual gross Base Salary (Section 6.1) or (ii) to the extent that the termination occurs within the twelve months following a Change in Control, to a lump sum severance payment equal to the amount of six months of the last earned annual gross Base Salary (Section 6.1), a lump sum payment equal to 100% of the Target Amount of Variable Salary for the year of the termination, and any equity awards granted to the Employee by Vir Biotechnology that vest solely based on continued service shall become vested.

10.
Deductions and Contributions

All payments and benefits in kind rendered under this Agreement shall be understood as gross amounts, from which the Employee contributions to the Swiss social security institutions, pension schemes and insurances, as prescribed by law, regulations or agreements (for instance daily benefits insurances, if applicable), will be deducted before payout.

Moreover, Swiss withholding taxes to be borne by the Employee will be deducted, if applicable.

The premiums for occupational accident insurance as well as the premiums for non-occupational accident insurance will be borne by the Employer.

The Employee shall have full responsibility for any costs, taxes, penalties, interest, fines, damages, expense or other liabilities arising in connection with any applicable withholding or other taxes imposed by any territory (whether inside or outside of Switzerland) for all compensations paid to Employee under this Agreement. Notwithstanding the foregoing, solely to the extent that Vir Biotechnology or the Employer require that the Employee must perform services in the United States for a term or duration of time such that the Employee becomes subject to taxation and social security contributions in the United States solely on account of her performance of services for the Group in the United States, then the Employer shall reimburse the Employee for the additional cost of taxation in the United States solely related to performance of services for the Group such that the Employee is made-whole on an after-tax basis.

11.
Pension Fund

With regard to pension funds (BVG), the pension fund regulations applicable to the Employer apply in their respective version as amended from time to time.

Insurance benefits, premium rates and detailed arrangements are governed by applicable pension fund regulations. At the start of the employment and in the event of any amendments, the Employee shall receive a list of benefits and, upon request, the set of rules.

12.
Prevention from Performing Duties without Fault

In the event of any inability without fault of the Employee to perform her duties, the Employer shall be obliged to continue to pay the Employee’s salary as required by the applicable Swiss law.

The Employer has taken out a daily sickness allowance insurance in favor of its employees. Details can be found in the Employer's rules and regulations for employment (as applicable from time to time).

The Employee must be insured against occupational and non-occupational accidents as set forth in Switzerland’s Accident Prevention Act (“UVG”). In case of any incapacity for work due to accidents, the continued salary payments or the Employer's salary payment obligations shall be replaced by the benefits payable under any accident insurance.

In the event of illness or accident, the Employee undertakes to inform the Employer as soon as possible on the first day of her absence, of her disablement having caused the absence from work. At the latest on the third day of absence from work due to illness, the Employer has to submit a medical certificate attesting the Employee’s illness and stating the beginning and the expected duration of the Employee’s absence. The Employer reserves the right to request a medical certificate from the first day of the Employee's inability to work.

The scope and duration of any insurance benefits, the level of the insured salary, the premium rates, the length of the waiting period and any other terms and conditions of the insurance depend on the various insurance policies and on the General Insurance Conditions, and shall be communicated to Employee in the event of any amendments thereto.

13.
Intellectual Property Rights

All inventions, designs and any other work results the Employee develops, accomplishes or contributes to in the course of her work (regardless whether in fulfillment of her contractual duties or not), belong exclusively to the Employer and/or the Group, regardless of their protectability. To the extent that the rights in such work results do not already belong to the Employer and/or the Group by virtue of statutory provisions, the Employee undertakes to assign and hereby assigns and transfers any and all such rights to the Employer and/or the Group as from inception. The Employer is free to change, amend or otherwise process such work results.

14.
Return of Items and Documents

Upon the Employer's first request, but at the latest at the end of the employment or the start of the garden leave, the Employee shall return to the Employer all (physical and electronic) items, documents, correspondence, drafts and notes concerning the Employer and/or the Group. There is no right of retention. The Employee is not entitled to keep copies. Where copies cannot be returned for technical reasons (for instance digital copies, data carriers or similar), they must be permanently deleted and the permanent deletion shall be confirmed by the Employee in writing.

15.
Confidentiality

During the employment as well as thereafter, the Employee shall keep this Agreement and its content as well as all business affairs, documents and information of (and about) the Employer and/or the Group, in particular trade and business secrets, strictly confidential. The Employee shall (a) not use for its personal benefit and shall keep secret and non-public any and all proprietary information and knowledge concerning the Employer and/or the Group, including, without limitation, the know-how, trade secrets and any information relating to the trading systems, processes, services and clients and other business and financial affairs of the Employer and/or the Group (collectively, the "Confidential Information") to which the Employee has had or may have access, and (b) shall not disclose such Confidential Information to any person other than (i) the Employer and/or the Group and such other persons to whom the Employee has been instructed to make disclosure by the Employer’s Board and/or the CEO and/or the Group’s Board, in each case only to the extent required in the course of the Employee's service to the Employer and/or the Group or as otherwise expressly required in connection with court process, (ii) as may be required by law, or (iii) to the Employee's personal advisers or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation to keep such information confidential. The Employee is not permitted to use such information for any purpose other than the proper fulfilment of this Agreement (prohibition to exploit).

16.
Processing Personal Data

The Employee hereby authorizes the Employer to process personal data, such as name, date of birth, address, position, performance assessment, salary, bank account, etc., to the extent that they relate to the employment relationship, for the administration of the employment relationship or the execution of this Agreement, payroll and management, including management development, training, career planning, performance evaluation, and compliance with Employer’s and/or Group’s policies.

The Employee further agrees that personal data will be passed on to third parties, if necessary for the fulfillment of the afore mentioned purposes, including the Group, government agencies, service providers and IT system supervisors, pension funds, remuneration and Payroll Specialists as well as supervisory authorities, or to the extent that such transfer is required by law.

Employer will ensure that the third parties mentioned above are processing the personal data received, while respecting the purpose and observance of the barriers under which the data were originally obtained, and that third parties provide at least the same protection as Employer with respect to the data. Employer is obliged to inform the Employee the purpose of third parties requesting personal data.

17.
Non-Compete and Non-Solicit Obligation

The Employee hereby undertakes not to, during the Employment Term as well as for a period of 12 months following the end date of the employment, in Switzerland, directly or indirectly, be it as principal, employee, consultant or otherwise

i.
compete with the Employer and/or the Group in any way or conduct any preparatory activities for a later competition or solicitation;
ii.
invest in, or lend money to, any company directly or indirectly competing with the Employer and/or the Group (other than investments in a listed company not exceeding 5% of its economic participation or voting rights);
iii.
solicit or entice away any employee, customer, supplier or other business partner of the Employer or discourage any person from doing business with the Employer and/or the Group; or
iv.
conduct any preparatory activities regarding, assist any person or entity in doing, or facilitate, any of the above.

The Employee undertakes to immediately notify the Employer in case the Employee is contacted by a third party with respect to a potential employment or other activity that may be competing with the Employer or another Group Company. Upon request of the Employer, the Employee shall provide the Employer with all information and documents that may reasonably be of assistance to the Employer to protect its rights.

18.
Contractual Penalty

The Employee hereby undertakes to pay a contractual penalty corresponding to six instalments of the last earned annual gross Base Salary (Section 6.1) to the Employer in case of each breach of the confidentiality obligation (Section 15) or the non-compete/non-solicit obligation (Section 17). Payment of a contractual penalty does not release the Employee from adhering to the confidentiality obligation or the non-compete/non-solicit obligation. Further, the Employer has the right to claim compensation for any damage caused by the Employee to the Employer or any other Group company and to request specific performance (Realexekution).

The Employee hereby expressly acknowledges that it is permitted and proportion-ate for the Employer and/or any other Group company to request an injunction ((super)provisorische Massnahme) to enforce the confidentiality obligation and/or the non-compete/non-solicit obligation.

19.
Internal Regulations

The Employer's and/or the Group’s internal regulations in their respective applicable version (as amended from time to time), in particular the Employer's rules and regulations for employment (as applicable from time to time) and the Insider Trading Policy, are directives within the meaning of article 321d CO and the Employee is obliged to comply with them.

20.
Termination
a.
Ordinary Termination

This Agreement can be terminated by either Party subject to a notice period of six months as of the end of a calendar month.

The Employer has the right to release the Employee from work for the whole or part of the notice period (“Garden Leave”). With the initiation of Garden Leave, all entitlements to potential annual bonus as well as any lump sum expense allowance will end.

b.
Termination for Good Cause

The Employer and the Employee may terminate this Agreement with immediate effect at any time for Good Cause pursuant to Art. 337 CO ("Good Cause"). In particular, Good Cause is any circumstance which renders the continuation of the employment relationship in good faith unconscionable for the Party giving notice. Such circumstances essentially include (i) willful misconduct, (ii) gross negligence in the performance of the Employees duties under this Agreement and (iii) act of fraud.

c.
Termination in Connection with a Change in Control or a Change of Job Duties

Notwithstanding Section 20.1, the Employee may terminate this Agreement after the occurrence of a Change in Control unilaterally upon one month’s prior written notice, provided that the effective date of such termination is within six months following the occurrence of the Change in Control, except that

i.
If the Employer, the Group and/or the acquirer offers to retain the Employee in substantially the same position under substantially the same terms and conditions, then the effective date of such termination must occur not earlier than six months from the Change in Control and no later than one year after such Change in Control; or

ii.
If the Employer, the Group and/or the acquirer requests that the Employee remains with the Employer, the Group and/or the acquirer for a period of up to six months to assist with the transition, then the effective date of such termination must occur no earlier than the end of such requested period and no later than six months form the end of such requested period.

The Employee may terminate this Agreement after the occurrence of a Change of Job Duties unilaterally upon one month’s prior written notice, provided that the effective date of such termination is within six months following the occurrence of the Change of Job Duties.

1.
Miscellaneous

This Agreement only becomes valid if signed by both Parties.

Changes and amendments to this Agreement (including this Section 21) are only valid in writing.

Should one of the provisions of this Agreement be or become invalid or if this Agreement contains a gap, the validity of the other provisions shall not be affected. In such case, however, a provision, which will come as close as possible to the intended economic effect of the invalid provision, will be agreed.

21.
Governing Law and Jurisdiction

This Agreement shall be governed by the substantive laws of Switzerland (excluding its rules on conflict of laws).

Venue for any dispute arising from this Agreement shall be the courts according to article 34 CPC.

Signatures on next page

The Employer:
California, USA, 12/16/2021 Place, Date
/s/ George Scangos
George Scangos Director of Humabs
The Employee:
Switzerland, 11/30/2021 Place, Date
/s/ Johanna Friedl-Naderer
Johanna Friedl-Naderer

Annex 1

Benefits

Benefits Provided to all Humabs Employees

Swiss Retirement Plan

Health Care

Additional Benefits Provided to Employee

Additional Healthcare Care Standard Plan USD 15’000

Car Allowance USD 25’000

Personal Expenses USD 10’000

Tax Planning USD 3’000

Each of the foregoing amounts to be converted before payment into CHF and fixed in the converted amount based on the best average of 30 respectively 60 respectively 90 days prior to the Commencement Date